EX-28.h.3

FINANCIAL STATEMENT TYPESETTING SERVICES AMENDMENT

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Financial Statement Typesetting Services Amendment is made as of October 20, 2009 by and between DFA INVESTMENT DIMENSIONS GROUP INC. (the “Fund”) and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (“PNC”).

BACKGROUND:

A.	The Fund and PNC are parties to an Administration and Accounting Services Agreement dated as of June 19, 1989 (the “Agreement”). This Amendment is an amendment to the Agreement.

B.	The Fund desires that PNC provide the financial statement typesetting services described in this Amendment.

C.	The Fund and PNC desire to amend the Agreement with respect to the foregoing.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

1. TERMS:

The parties hereby agree that:

1.	PNC has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to PNC the ability to generate semi-annual shareholder reports on Form N-CSR and quarterly shareholder reports on Form N-Q (collectively “Financial Reports”) for its clients. Notwithstanding anything to the contrary herein, PNC shall not be obligated to perform any of the services described in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between PNC and the Print Vendor for the provision of such services is then-currently in effect. PNC will inform the Fund of the identity of the Print Vendor, and the Fund is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Amendment.

2.	PNC shall provide the following services to the Fund:

2.1

PNC will, or will cause the Print Vendor to, as applicable for the particular Financial Report: (i) create financial compositions for Financial Reports and the related EDGAR files; (ii) maintain country codes, industry class codes, security class codes and state codes; (iii) map individual general ledger accounts into master accounts to be displayed in the Financial Reports; (iv)

create components that will specify the proper grouping and sorting for display of portfolio information; (v) create components that will specify the proper calculation and display of financial data required for each Financial Report (except for identified manual entries, which PNC will enter); (vi) process, convert and load security and general ledger data; (vii) include in the Financial Report shareholder letters, Management Discussion and Analysis (“MD&A”) commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums, all as provided from external parties to PNC; and (viii) perform additional financial statement typesetting services not described in this Amendment provided that any such additional financial typesetting services are mutually agreed in writing between PNC and the Fund.

2.2	PNC will cause the Print Vendor to perform document publishing to include the ability to output both print-ready PDF files and EDGAR ASCII files. An EDGAR ASCII filing will be limited to one EDGAR ASCII filing per Financial Report. Unless mutually agreed in writing between PNC and the Fund, PNC will use the same layout, for production data, for every successive reporting period.

2.3	PNC will use the Print Vendor’s system to generate Financial Reports, which shall include as applicable: (i) front/back cover; (ii) table of contents; (iii) shareholder letter; (iv) MD&A commentary; (v) sector weighting graphs/tables; (vi) disclosure of Fund expenses; (vii) schedules of investments; (viii) statement of net assets; (ix) statements of assets and liabilities; (x) statements of operation; (xi) statements of changes; (xii) statements of cash flows; (xiii) financial highlights; (xiv) notes to financial statements; (xv) report of independent registered public accounting firm; (xvi) tax information; and (xvii) additional Fund information as mutually agreed in writing between PNC and the Fund.

3.	The Fund shall timely review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to timely review and comment on, all Financial Reports, and the Fund shall timely provide final sign-off. Absent timely final sign-off by the Fund, PNC shall not have responsibility to timely produce the affected Financial Report.

4.	Notwithstanding any provision of this Amendment, the services of PNC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Amendment nor the provision of services under this Amendment establishes or is intended to establish an attorney-client relationship between PNC and the Fund or any other person.

5.	Notwithstanding anything to the contrary in the Agreement and without limiting any rights or protections otherwise provided to PNC pursuant to the Agreement, the Fund hereby agrees to indemnify, defend and hold harmless PNC and its sub-contractors from all taxes, charges, losses, expenses, damages, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements) that arise directly or indirectly out of errors or defects in the Financial Reports (collectively, “Losses”) except that the Fund need not indemnify, defend or hold harmless PNC or its sub-contractors for Losses pursuant to this Section 5 to the extent such Losses are caused by PNC or its sub-contractor’s own intentional misconduct, bad faith or negligence in the performance of PNC’s obligations set forth in this Amendment.

6.	As compensation for the services rendered by PNC pursuant to this Amendment, the Fund will pay to PNC such fees as may be agreed to in writing by the Fund and PNC. In turn, PNC will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, PNC anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor, and PNC will retain the difference between the amount paid to PNC hereunder and the fees PNC pays to the Print Vendor.

The Fund hereby represents, warrants and covenants to PNC that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment and (iii) any benefits accruing to PNC and/or any affiliate of the Fund relating to this Amendment will be fully disclosed to the Board of Directors of the Fund.

7.	Miscellaneous.

(a).	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, this Amendment shall control.

(b).	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Julie Henderson
Name:	Julie C. Henderson
Title:	Vice President and Controller

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Senior Vice President